                                                                       EXHIBIT 2

                                WARREN H. FELDMAN
                               45 A. SAMWORTH ROAD
                                   PO BOX 3061
                                CLIFTON, NJ 07012
                                 (973) 249-7410

December 14, 1999


VIA FEDERAL EXPRESS
Airbill No. 8183 6488 6206
And Fax (202) 736-5065
Mr. Walt Anderson
C/o Gold & Appel Transfer, S.A.
1023 31st Street, 4th Floor
Washington, D.C. 20007

Re:  Put Option - Exercise Notice

Dear Mr. Anderson:

Reference is made to that certain Put Agreement, dated September 21, 1999, between and among Walt Anderson, Warren Feldman, Sol Feldman, Revision LLC and Total-Tel USA Communications, Inc (the "Put Agreement"). It is my understanding that on December 11, 1999, the parties to the Put Agreement and the Foundation for Independent Nongovernmental Development of Space, a Delaware non-profit corporation ("FINDS"), reached final agreement on the terms of an Amendment No. 1 to the Put Agreement, a copy of which is attached hereto as Exhibit A (the "Amendment"). The Amendment amends the Put Agreement to provide, inter alia, for multiple exercises of the Put Option. I further understand from Sean McGuinness, Esq., counsel for you and the Company, that the Amendment has been executed by you, and that you intend to deliver it today or by tomorrow, December 15, 1999, but the Amendment was not delivered due to difficulties in communicating with you during your trip to Moscow. Therefore, after discussing the matter with Mr. McGuinness, we have agreed that (i) in the event the Amendment is delivered by you, FINDS and the Company, this letter shall serve as the Exercise Notice referenced in Section 2.2 of the Put Agreement, and (ii) in the event the Amendment is not delivered by you, FINDS and the Company, the letter attached hereto as Exhibit B shall serve as the Exercise Notice referenced in Section
2.2. Capitalized terms used in this letter without definition shall have the meaning set forth in the Put Agreement.

1. Common Stock of Warren Feldman and Certain of His Designees. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to myself and each of my Designees listed below. The information required by Section 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                       NUMBER OF               PURCHASE
NAME OF PUT HOLDER                     SHARES TO BE SOLD       PRICE
Warren Feldman                         328,416 shares          $5,254,656
Warren and Esther Feldman              162,226 shares          $2,595,616
Esther Feldman and Genia Draznin       4,000 shares            $64,000
Ross Feldman                           1,000 shares            $16,000
Anne Feldman                           1,000 shares            $16,000
Marla Feldman                          1,000 shares            $16,000
Michelle Feldman                       1,000 shares            $16,000
                                       ------------            -------
                                       498,642 shares          $7,978,272.00

The purchase price payment for the above-referenced shares should be wired directly to my account for distribution as follows:

Summit Bank
ABA:  021202162
55 Challenger Blvd.
Ridgefield Park, NJ

To benefit Warren Feldman
Account No. 303541547

2. Common Stock of Solomon Feldman and Certain of His Designees. As agent for Solomon Feldman acting pursuant to the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to Solomon Feldman and his Designees listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                                NUMBER OF SHARES    PURCHASE
NAME OF PUT HOLDER (ACT#)                       TO BE SOLD          PRICE

Minna Feldman Trust  (203285913)                    6,200           $99,200
Sol Feldman Ltd. Partnership (103090444)            237,738         $3,803,808

The purchase price payment for the above-referenced shares should be wired directly to the account number specified above to the bank specified below:

Summit Bank
ABA:  021202162
55 Challenger Blvd.
Ridgefield Park, NJ

To benefit Sol Feldman

3. Common Stock of a Designee of Warren Feldman. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to my Designee listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                           SHARES                 PURCHASE
PUT HOLDER                                 TO PUT                 PRICE

Gerald Feldman                             2,000                  32,000

The purchase price payment for the above-referenced shares should be wired directly to the account specified below:

            Bank of America
            10731 W. Pico Blvd.
            Los Angeles, CA 90064
            ABA# 121000358
            Branch# 2137
            To benefit Gerald and Gloria Feldman
            Act.# 21372-03809

4. Common Stock of a Designee of Warren Feldman. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to my Designee listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                                       SHARES        PURCHASE
PUT HOLDER                                             TO PUT        PRICE

Arthur Draznin (act# NE-22726)                         40,209        $643,344
Arthur Draznin C/F Haley Draznin (act# NE-22744)       1,232         $ 19,712
Arthur Draznin M/P Plan (act# NE-23637)                2,000         $ 32,000

The purchase price payment for the above-referenced shares should be wired directly to the account number specified above to the bank specified below:

Bank of New York
ABA# 021000018
BNF PaineWebber Inc.
200 Park Avenue
11th Floor
New York, NY 10066
A/C 8900114096
FBO (Account number as referenced above)

I would like to suggest that the Closing for the purchase and sale transactions listed above be held on January 14, 2000, at 10:00 a.m. at the offices of Swidler Berlin Shereff Friedman, LLP.

Sincerely,

  /s/ Warren H. Feldmam
------------------------------
Warren H. Feldman

WHF:sad

c:          Sean P. McGuinness, Esq.
            Via Federal Express
            Airbill No. 8183 6488  6239
            And Fax (202) 424-7643